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                                                                   EXHIBIT 99(b)

                  ASIAINFO REPORTS 2004 SECOND QUARTER RESULTS

..    Software Revenues Increase 47% Year Over Year

..    Company Exceeds Guidance with Earnings Per Share of US$0.04

..    Operating Cash Flow Increases to US$5.2 million

..    Company Announces Acquisition of Lenovo's Non-Telecom IT Services Business
     to Significantly Expand Presence in Enterprise Market

BEIJING/SANTA CLARA, Calif. - July 27, 2004 - AsiaInfo Holdings, Inc. (Nasdaq:
ASIA), a leading provider of software, solutions and services to telecom operators and enterprises in China, today announced second quarter results for the period ended June 30, 2004.

Second Quarter Results

AsiaInfo reported that gross revenues in the second quarter were US$22.5 million, a 16% decrease year-over-year and a 30% decrease sequentially. The decrease in gross revenues was largely due to the corporate strategy to reduce hardware passthroughs. The lower hardware passthroughs also accounted for higher gross margins, which increased to 39% from 27% in the corresponding period a year ago and from 29% last quarter. Gross profit for the quarter was US$8.7 million, an increase of 21% year-over-year and a decrease of 6% from the previous quarter.

For the second quarter, net revenues (total revenues net of third party hardware cost) exceeded guidance at US$15.8 million, a 24% increase year-over-year and a 5% increase sequentially. Revenue from software products and solution was US$9.3 million, a 47% increase from the year-ago period and a 3.5% decrease sequentially. Network service revenue was US$6.1 million, an increase of 7% from the year-ago period and a 36% increase from the previous quarter. Revenue from third party hardware was US$7.1 million, a 52% decrease year-over-year and a 60% decrease quarter-over-quarter.

The company noted that in order to provide a clearer breakdown of revenues, going forward AsiaInfo will be reporting revenues by the following categories: software products and solution revenue, network service revenue and third party hardware revenue.

Total operating expenses for the quarter were US$6.9 million, a decrease of 20% year-over-year and a 5% decrease sequentially, largely due to reduced G&A expenses from bad debt collections.

The company reported second quarter operating profit of US$1.8 million, compared with an operating loss of US$1.4 million during the year-ago period, and an operating profit of US$2.0 million for the previous quarter. Exceeding guidance, net income for the second quarter was US$2.0 million, or US$0.04 per basic share, compared to a net loss for the same period last year

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of US$1.1 million or US$0.02 per basic share, and flat over the previous quarter.

The company generated operating cash flow of US$5.2 million for the quarter, compared to US$2.7 million in the previous quarter largely due to increased collection of accounts receivable.

"We are pleased to have exceeded our guidance for the quarter and to have posted higher year-over-year software revenue," said Mr. Xingsheng Zhang, AsiaInfo's President and Chief Executive Officer. "By focusing on key business milestones such as the commercial launch of OpenBOSS Version 1.5, we continued to further our goal of becoming a leading provider of software and services to Chinese enterprises."

Mr. Zhang concluded, "With today's announcement of the acquisition of Lenovo's non-telecom related IT services business, we expect to see significant growth in our enterprise business across multiple industries, further expanding our customer and revenue base beyond the telecom sector."

Highlights of the Agreement to Acquire Lenovo's IT Services Business

..    Stock transaction valued at US$36.3 million (RMB300 million)

..    The new business, to be named Lenovo-AsiaInfo, will make AsiaInfo the leading IT services provider in China

..    Lenovo-AsiaInfo is expected to add 40% to 50% to AsiaInfo's total net revenues during the twelve months after closing

..    Combination leverages Lenovo's leading brand name, strong sales network and existing customer base in the manufacturing, financial services and government sectors as well as IT services outsourcing to create cross-selling opportunities for AsiaInfo's leading software products and customer solutions

Further details of the acquisition are contained in a separate release also issued today.

Third Quarter 2004 Guidance

The company noted that uncertainties in the telecom market continued to have a dampening effect on carrier spending in the second quarter. This was reflected in the relatively low level of orders during the quarter as well as in revenue and earnings guidance for the third quarter.

In the third quarter of 2004 the company expects net revenues to be US$13 to $14 million. Earnings per basic share in the third quarter is expected to be US$0.01.

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                             ASIAINFO HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                          (Amounts in thousands of US$)

                                                              2004         2003           2004        2003
                                                          Three Months Ended Jun 30    Six Months Ended Jun 30
REVENUES:
  Software products and solutions                              9,329          6,342        19,001       13,515
  Network service                                              6,082          5,669        10,545       10,269
  Third party hardware                                         7,097         14,893        24,943       33,793

Total revenues                                                22,508         26,904        54,489       57,577

COST OF REVENUES:
  Software products and solutions                              4,339          3,334         8,263        6,407
  Network service                                              2,726          2,220         4,576        4,361
  Third party hardware                                         6,742         14,148        23,696       32,103

Total cost of revenues                                        13,807         19,702        36,535       42,871

Gross profit                                                   8,701          7,202        17,954       14,706

OPERATING EXPENSES:
  Sales and marketing                                          2,982          2,930         5,595        5,445
  General and administrative                                   1,514          2,966         3,983        5,283
  Research and development                                     2,292          2,666         4,314        5,211
  Impairment of goodwill and acquired intangible assets            0              0             0       30,221
  Amortization of deferred stock compensation                      0             37             0          105
  Amortization of acquired intangible assets                     151             40           329           87

  Total operating expenses                                     6,939          8,639        14,221       46,352

(Loss) income from operations                                  1,762         -1,437         3,733      -31,646

OTHER INCOME (expenses):
  Interest income                                                563            366           915          820
  Interest expense                                                 -             -1             -           -2
  Other income (expenses),net                                      1            -31           -20          -31

Total other income (expenses),net                                564            334           895          787

Income before income taxes, minority  interests and
 equity in loss of affiliate                                   2,326         -1,103         4,628      -30,859
  Income tax expense                                             293           -134           581         -958
  Minority interests                                               -            -12             -          -12
  Equity in loss of affiliate                                     -4            -72           -42         -187

Net (loss) income                                              2,029         -1,053         4,005      -30,100

Net (loss) income per share
  Basic                                                         0.04          -0.02          0.09        -0.68
  Diluted                                                       0.04          -0.02          0.08        -0.68

Shares used in computation
  Basic                                                   45,404,422     44,261,401    45,352,850   44,234,013
  Diluted                                                 46,905,096     44,261,401    47,129,904   44,234,013

SEGMENT INFORMATION

Total revenues net of hardware cost                           15,766         12,756        30,793       25,474
Total cost of sales net of hardware cost                       7,065          5,554        12,839       10,768

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                             ASIAINFO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (In US)

                                                                    Jun 30,2004     Dec 31,2003
ASSETS

Current Assets
  Cash and cash equivalents                                          126,977,799    119,394,988
  Restricted cash                                                     15,501,225     14,827,219
  Short term investments                                              12,425,856     13,218,115
  Notes receivable                                                       423,578      3,832,141
  Accounts receivable, trade (net of allowance for doubtful
   accounts of 3,094,733 and 2,469,684 at Dec 31, 2003 and Jun
   30, 2004 respectively))                                            62,823,485     51,923,491
  Inventories                                                          1,446,120      3,234,614
  Other current assets                                                 7,626,781     13,050,244

Total current assets                                                 227,224,844    219,480,812

Property, plant, and equipment-net                                     2,184,013      2,347,693
Investment in affiliate                                                  288,343        330,663
Other assets                                                          17,569,989     17,862,623

Total assets                                                         247,267,189    240,021,791

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Short-term bank loans                                                        0         60,411
  Notes payable                                                        5,644,796      2,608,377
  Accounts payable                                                    10,378,077     13,944,835
  Accrued employee benefit                                             6,949,972      5,971,003
  Deferred revenue                                                    12,742,712     11,738,288
  Income taxes payable                                                 1,838,503      1,231,794
  Other taxes payable                                                  1,641,767      2,212,280
  Other current liabilities                                           16,255,093     15,597,604

Total current liabilities                                             55,450,920     53,364,592

STOCKHOLDER'S EQUITY:

  Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued and outstanding: Dec 31,2003 45,112,278; Jun
   30,2004 45,423,438                                                    454,234        451,123
  Additional paid-in capital                                         206,307,856    205,154,007
  Retained earnings (accumulated deficit)                           (15,003,694)   (19,008,996)
  Accumulated other comprehensive income (loss)                           57,873         61,065

Total stockholders' equity                                           191,816,269    186,657,199

Total Liabilities and Stockholders' Equity                           247,267,189    240,021,791

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Second Quarter Conference Call

AsiaInfo will host a conference call to discuss second quarter earnings as well as today's announced acquisition of Lenovo's IT Service business at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: July 28, 2004 at 8:00am). The management team will be on the call to discuss quarterly results and highlights, and answer any questions. The dial-in number for the call is 973-582-2732. A replay will be available by dialing 877-519-4471 for US callers or 973-341-3080 for international callers with a personal identification number
(PIN) of 4894840 between 6:00pm Pacific Time on July 27, 2004 until 6:00pm Pacific Time on August 6, 2004. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at http://www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo's net revenue, which represents revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a "Non-GAAP financial measure". We believe that the presentation of this Non-GAAP measure provides useful information for investors regarding our regular financial performance. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Revenues).

                              2004 Q2     2004 Q1    2003 Q2
                              -------     -------    -------
                              (in thousands of US dollars)

Net Revenue                    15,766      15,027     12,756
Third Party Hardware Costs      6,742      16,954     14,148
                              -------     -------    -------
Revenues                       22,508      31,981     26,904
                              =======     =======    =======

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and solutions in China. The company provides total customer solutions to some of China's largest companies, and helps its customers to increase their business value in fast-growing and evolving markets. AsiaInfo's products and services cover telecom network infrastructure and application services, encompassing messaging, broadband and wireless; customer relationship management
(CRM) and billing solutions; decision support systems; business intelligence
(BI); and human resource management (HRM).

Organized as a Delaware corporation, AsiaInfo began in 1995 as the constructor of national backbones and provincial access networks for all of China's major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. After its acquisition

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of OSS vendor Bonson in 2002, and the HRM and BI business from Pacific Software in 2003, the company has successfully leveraged its strengths as a IT systems integrator and telecom software solution provider, to offer a full suite of IT services to a broad range of customers.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this documents is as of July 27, 2004. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo's operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contacts:

Renee Hartman
AsiaInfo Holdings, Inc.
ir@asiainfo.com
1-800-618-0588
408-970-9788


China Contacts:

Rachel Huo
AsiaInfo Technologies (China), Inc.
huoran@asiainfo.com
8610-6250-1658 ext. 8687


Christina Splinder
Ogilvy Public Relations Worldwide
Christina.Splinder@ogilvy.com
8610-8520-6550

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